Exhibit 4.7

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of March 24, 2016, between Health Net, Inc., a Delaware corporation formerly known as Chopin Merger Sub II, Inc. (the “Company”) and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Health Net, Inc., a Delaware corporation (“Health Net”), has heretofore executed and delivered to the Trustee an Indenture, dated as of May 18, 2007 (the “Original Indenture”), as amended by the First Supplemental Indenture, dated as of August 12, 2015 (together with the Original Indenture, the “Indenture”), providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”) up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of the Indenture;

WHEREAS, Health Net has heretofore executed and delivered to the Trustee two officer’s certificates, dated May 18, 2007 and May 31, 2007, (each an “Officer’s Certificate,” and collectively, the “Officer’s Certificates”) establishing the terms and form of Health Net’s $400,000,000 aggregate principal amount of its 6.375% Senior Notes due 2017 (the “Notes”);

WHEREAS, on July 2, 2015, Health Net, Centene Corporation, a Delaware corporation (“Centene”), Chopin Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and the Company entered into the merger agreement (the “Merger Agreement”), which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub I will merge with and into Health Net, with Health Net continuing as the surviving entity and a direct wholly owned subsidiary of Centene (the “First Merger”);

WHEREAS, the Merger Agreement provides that, following the completion of the First Merger and subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Health Net will merge with the Company, with the Company continuing as the surviving entity and being renamed Health Net, Inc. (the “Second Merger”);

WHEREAS, the First Merger and the Second Merger were consummated on the date hereof;

WHEREAS, the Indenture provides pursuant to Section 9.1 that following the completion of a merger involving the Issuer, if the Issuer is not the continuing corporation, the successor corporation shall expressly assume by supplemental indenture all the obligations of the Issuer under the Securities and the Indenture; and

WHEREAS, Section 8.1 of the Indenture provides that a supplemental indenture may be entered into without the consent of the Securityholders to evidence the succession of another corporation to the Issuer and the assumption by the successor corporation of the covenants, agreements and obligations of the Issuer pursuant to Article IX of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Assume Obligations. Effective upon the execution of this Second Supplemental Indenture, the Company hereby agrees to assume all Health Net’s obligations of the Issuer under the Securities and the Indenture on the terms and subject to the conditions set forth in the Indenture.

(3) Release of Obligations. Effective upon the execution of this Second Supplemental Indenture, Health Net is relieved of all obligations and covenants under the Indenture and the Securities, without any further action on the part of Health Net or the Trustee.

(4) Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

(5) Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

(8) Successors. All the covenants, stipulations, promises and agreements in this Second Supplemental Indenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

(9) Notice. Notice of this Second Supplemental Indenture to The Depository Trust Company (“DTC”) will be sent via applicable DTC procedures.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

HEALTH NET, INC. (f/k/a CHOPIN MERGER SUB II, INC.)

By:	/s/ Keith H. Williamson
Name: Keith H. Williamson
Title: Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President